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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 14, 2002
(Date of earliest event reported)

THE IMMUNE RESPONSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18006 (Commission File Number)	33-0255679 (IRS Employer Identification No.)
5935 Darwin Court, Carlsbad, California (Address of principal executive offices)		92008 (Zip Code)

Registrant's telephone number, including area code: (760) 431-7080

Item 5. Other Events

        On February 14, 2002 the Company privately placed a $2,000,000 convertible note and warrant to Oshkim Limited Partnership (Oshkim). The investment was made pursuant to the Note Purchase Agreement which the Company and Kevin Kimberlin Partners, L.P. (KKP) entered into on November 9, 2001, and was amended February 14, 2002 to add Oshkim as an investor. As previously announced, the Company placed a $2,000,000 convertible note and warrant to KKP in November of 2001. Both investors are affiliates of Kevin B. Kimberlin, a director and major stockholder of the Company.

        The convertible note bears interest at a rate of 8% per year. The note, secured by certain of the Company's intellectual property, matures on February 14, 2005, but is convertible into up to 1,716,001 shares of the Company's Common Stock at any time at the option of the investor at a conversion price of $1.1655 per share, which is 112.5% of the average of the closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the closing. The warrant, for 1,716,001 shares of the Company's Common Stock, is exercisable at a price of $1.036 per share, which is equal to the average of the closing bid prices of the Common Stock for the five consecutive trading days immediately preceding the closing.

        The Company, Oshkim and KKP have agreed that, until the Company receives stockholder approval of the transactions under the Note Purchase Agreement for the purposes of applicable National Association of Security Dealers (NASD) rules: (i) the investor has waived the effectiveness of anti-dilution adjustments, if any, to the conversion price of the note and the exercise price of the warrant issued in this February closing, to the extent that the adjustments would not be in compliance with applicable NASD rules, (ii) KKP cannot vote, sell, pledge, offer, dispose of or transfer any of the shares of the Company's Common Stock issuable upon conversion of the note or exercise of the warrant issued in the November closing, (iii) in connection with the note and warrant issued in the November closing, KKP cannot receive any shares of stock as a result of either a stock dividend or stock distribution on the Company's Common Stock in the event that the Company pays any dividend or issues any stock distribution, and (iv) the maturity date of the note issued in the November closing has been changed to May 5, 2002. If the Company receives stockholder approval of the transactions under the Note Purchase Agreement for the purposes of applicable NASD rules, the maturity date of the November note will be extended to November 9, 2004. The Company plans to hold a special stockholder meeting in April in order to obtain stockholder approval of the transactions under the Note Purchase Agreement for the purposes of complying with applicable NASD rules.

        Additionally, in December of 2001 the Company privately placed 452,913 shares of its Common Stock at the price of $1.098 per share to an unrelated institutional investor.

        The Company estimates that its available cash resources along with the $2 million from the note and warrant will be sufficient to fund its planned operations into early March 2002. Additional funds will be required to fund the Company's operations beyond such time. The Company is actively pursuing other potential funding options and has retained Wells Fargo Securities, LLC to assist in this activity. The Company plans to use substantially all of the net proceeds from the transaction for working capital and other general corporate purposes.

        This Form 8-K contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors, including, but not limited to, whether data generated from previous trials can be replicated in future clinical trials, whether clinical trials will be successfully concluded, whether REMUNE will be approved for marketing or be successfully commercialized and whether the Company will be able to obtain additional financing. Those factors are discussed more thoroughly in The Immune Response Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2000 and subsequent Forms 10-Q. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by securities laws.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        EXHIBITS

4.1	Amendment No. 1 dated February 14, 2002 to Note Purchase Agreement, dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership
4.2	8% Convertible Secured Promissory Note dated as of February 14, 2002
4.3	Warrant Agreement dated as of February 14, 2002 between the Company and Oshkim Limited Partnership
10.1	Amendment No. 1 dated February 14, 2002 to Intellectual Property Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 14, 2002
THE IMMUNE RESPONSE CORPORATION
	By	/s/ HOWARD SAMPSON Howard Sampson Vice President, Finance, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit	Description
4.1	Amendment No. 1 dated February 14, 2002 to Note Purchase Agreement, dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership
4.2	8% Convertible Secured Promissory Note dated as of February 14, 2002
4.3	Warrant Agreement dated as of February 14, 2002 between the Company and Oshkim Limited Partnership
10.1	Amendment No. 1 dated February 14, 2002 to Intellectual Property Agreement dated as of November 9, 2001, between the Company, Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership

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SIGNATURE
EXHIBIT INDEX